COFFEE PACIFICA INC.

Suite 1210 1200 West 73rd Avenue, Vancouver, B.C., Canada, V6P 6G5 Tel: (604) 264 8012 Fax: (604) 264 8006

Email: shailen@coffeepacifica.com, Website: www.coffeepacifica.com

PRIVATE & CONFIDENTIAL

January 31, 2006

Securities & Exchange Commission

100 F Street, N.W.

Washington, D.C. 20549

Mail Stop 3561

ATTENTION: Mr. William Choi

Dear Sir:

RE: FILE # 333-101702; FORM 10-KSB FOR THE FISCAL YEAR ENDED DECEMBER 31 2004

We refer to your letter dated December 30, 2005 in respect of the Form 10-KSB for the Fiscal Year Ended December 31, 2004 and hereby acknowledge that:

  the company is responsible for the adequacy and accuracy of the disclosure in the filing;

  staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filings; and

  the company may not assert comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of United States.

Yours truly,

/s/ Shailen Singh

Shailen Singh

President & CEO